EXHIBIT 10.2

FIRST SUPPLEMENTAL INDENTURE, dated as of March 21, 2018 (this “Series 2016-1 Supplemental Indenture”), to the Series 2016-1 Supplement (the “Series 2016-1 Supplement”), dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, a Delaware limited liability company (the “Master Issuer”), Sprint Spectrum Co II LLC, a Delaware limited liability company (“Co-Issuer II”), and Sprint Spectrum Co III LLC, a Delaware limited liability company (“Co-Issuer III” and, together with Co-Issuer II and the Master Issuer, the “Issuers”), and Deutsche Bank Trust Company Americas, not in its individual capacity by solely as trustee and as securities intermediary (the “Trustee”), to the base indenture, dated as of October 27, 2016, by and among the Issuers and the Trustee, as amended by the first supplemental indenture, dated as of March 12, 2018, by and among the Issuers and the Trustee (and as further amended, modified or supplemented from time to time exclusive of Series Supplements, the “Base Indenture”). Capitalized terms used but not defined herein have the meanings given to such terms in the Base Indenture.

WITNESSETH:

WHEREAS, pursuant to Section 5.8 of the Series 2016-1 Supplement, the Series 2016-1 Supplement may not be modified or amended except in accordance with the terms of the Base Indenture;

WHEREAS, pursuant to Section 13.1(a)(iv) of the Base Indenture, the Issuers and the Trustee may, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, enter into one or more Supplements to the Base Indenture to correct any manifest error or defect or to cure any ambiguity, defect or inconsistency or to correct or supplement any provisions in the Base Indenture, in any Series Supplement or in any Notes, or in the Guarantee and Collateral Agreement or any other Indenture Document to which the Trustee is a party which may be inconsistent with any other provision therein or with the final offering memorandum for any Series of Notes;

WHEREAS, pursuant to Section 13.1(a)(vii) of the Base Indenture, the Issuers and the Trustee may, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, enter into one or more Supplements to the Base Indenture to correct or supplement any provision herein, in any Supplement, in the Guarantee and Collateral Agreement or any other Indenture Document to which the Trustee is a party that may be inconsistent with any other provision or to make consistent any other provisions with respect to matters or questions arising under the Base Indenture, in any Supplement, in the Guarantee and Collateral Agreement or any other Indenture Document to which the Trustee is a party or with any offering memorandum for any Series of Notes;

WHEREAS, the Issuers wish to amend the Series 2016-1 Supplement as set forth in this Series 2016-1 Supplemental Indenture in accordance with and for the purposes enumerated in Section 13.1(a)(iv) and Section 13.1(a)(vii) of the Base Indenture; and

WHEREAS, the conditions set forth for entry into this Series 2016-1 Supplemental Indenture pursuant to Article XIII of the Base Indenture have been satisfied.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

1. Amendments to the Series 2016-1 Supplement. Effective as of the date hereof, the following amendments are made to the Series 2016-1 Supplement:

(a) Section 3.5(a) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(a) Series 2016-1 Class A Note Rate. From the Series 2016-1 Closing Date until the Series 2016-1 Class A Outstanding Principal Amount has been reduced to zero, the Series 2016-1 Class A Notes (after giving effect to all payments of principal made to Noteholders as of the first day of each Interest Accrual Period~~,~~ or, if such day is not a Quarterly Payment Date, as of the following Quarterly Payment Date, and also giving effect to repurchases and cancellations of Series 2016-1 Class A Notes during such Interest Accrual Period) will accrue interest at the Series 2016-1 Class A Note Rate. Such accrued interest will be due and payable in arrears on each Quarterly Payment Date, from amounts that are made available for payment thereof (i) on any related Quarterly Allocation Date in accordance with the Priority of Payments, amounts on deposit in the Collection Account and, if necessary, amounts on deposit in the Class A Notes Interest Reserve Account and amounts available under the Interest Reserve Letters of Credit to fund the Class A Notes Accrued Quarterly Interest Shortfall and (ii) on such Quarterly Payment Date in accordance with Section 5.9 of the Base Indenture, commencing on December 20, 2016; provided that in any event all accrued but unpaid interest shall be due and payable in full on the Series 2016-1 Legal Final Maturity Date, on any Series 2016-1 Prepayment Date with respect to a prepayment in full of the Series 2016-1 Class A Notes or on any other day on which all of the Series 2016-1 Class A Outstanding Principal Amount is required to be paid in full. Failure to pay the full ~~amount of Series 2016-1~~ Class A Notes Accrued Quarterly Interest Amount that is due and payable on any Quarterly Payment Date, which failure continues for five (5) Business Days after an Authorized Officer of the Manager has Actual Knowledge thereof will be an Event of Default, and to the extent any interest accruing at the Series 2016-1 Class A Note Rate is not paid when due, such unpaid interest will accrue interest to the extent legally permissible at the Series 2016-1 Class A Note Rate plus 2.0% per annum (the “Default Rate”). All computations of interest at the Series 2016-1 Class A Note Rate shall be made on the basis of a year of 360 days and twelve 30-day months.

(b) Section 3.6(c) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(c) Payment of ~~Class A Notes Accrued Quarterly Scheduled Principal Amount,~~ Quarterly Scheduled Principal Amounts and Quarterly Scheduled Principal Deficiency Amount~~s~~.

(i) ~~Class A Notes Accrued~~ The Quarterly Scheduled Principal Amount~~s~~ and any Quarterly Scheduled Principal Deficiency Amount will be allocated in accordance with Section 5.8 of the Base Indenture on each Quarterly Allocation Date in accordance with the Priority of Payments~~, in the amount so available, and failure to pay any Class A Notes Accrued Quarterly Scheduled Principal Amounts in excess of available amounts in accordance with the foregoing will not be an Event of Default~~.

(ii) The Quarterly Scheduled Principal Amount~~s~~ and any Quarterly Scheduled Principal Deficiency Amount will be due and payable on each Quarterly Payment Date in accordance with Section 5.9 of the Base Indenture~~, in the amount so available, and failure to pay any Quarterly Scheduled Principal Amounts in excess of available amounts in accordance with the foregoing will not be an Event of Default~~.

(iii) If on any Quarterly Payment Date, the amount of funds on deposit in the Collection Account that is available to pay the Quarterly Scheduled Principal Amount and any Quarterly Scheduled Principal Deficiency Amount with respect to the Series 2016-1 Class A-1 Notes on such Quarterly Payment Date is less than the sum of (a) the Quarterly Scheduled Principal Amount due and payable, if any, on the related Quarterly Payment Date and (b) the Quarterly Scheduled Principal Deficiency Amount, if any, then on each subsequent Quarterly Payment Date, 100% of funds available to pay the Series 2016-1 Class A Notes pursuant to clause (ix) of the Priority of Payments will be paid to the Series 2016-1 Class A Noteholders until the ~~Class A Notes Accrued~~ Quarterly Scheduled Principal Amount and the Quarterly Scheduled Principal Deficiency Amount due and payable ~~has~~have been paid in full. Failure to pay any Quarterly Scheduled Principal Amount or any Quarterly Scheduled Principal Deficiency Amount~~s~~ shall ~~in excess of available amounts in accordance with the foregoing will~~ not be an Event of Default provided all available funds in the Collection Account have been paid to the Class A Noteholders in accordance with the Priority of Payments on the applicable Quarterly Payment Date.

(c) Section 3.6(e) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(e) Class A Make-Whole Prepayment Premium.

In connection with any mandatory prepayment of any Series 2016-1 Class A-1 Notes made during a Rapid Amortization Period pursuant to Section 3.6(d), or in connection with any optional prepayment of any Series 2016-1 Class A Notes made pursuant to Section 3.6(f), or any other payment or prepayment of principal whatsoever (including pursuant to an Event of Default, mandatory or optional prepayment or any Rapid Amortization Event) (each, a “Series 2016-1 Class A Prepayment”), in each case prior to the Quarterly Payment Date in September 2020~~,~~ (such date, a “Class A-1 Make-Whole End Date”), the Issuers shall pay, in the manner described herein and in accordance with the Priority of Payments, the Class A Make-Whole Prepayment Premium to the Series 2016-1 Class A Noteholders; provided that no such Class A Make-Whole Prepayment Premium shall be payable, in connection with (i) a Quarterly Scheduled Principal Amount~~s~~ on the date originally scheduled therefor on the Closing Date (regardless of whether the Class A Notes are otherwise subject to a mandatory prepayment on such date, but only in respect of the amount of such payment that is equal to the Quarterly Scheduled Principal Amount due on such date) and (ii) payments in connection with a Change of Control Offer. For the avoidance of doubt, no Class A Make-Whole Prepayment Premium will be payable after the Class A-1 Make-Whole End Date.

The “Class A Make-Whole Prepayment Premium” means the amount calculated by the Manager on behalf of the Issuers equal to the sum of the present value of the Remaining Scheduled Interest Payments discounted to the date of the relevant payment or prepayment of ~~the Tranche of~~ the Series 2016-1 Class A Notes being prepaid (the principal amount of the Series 2016-1 Class A Notes subject to such payment or prepayment, the “Subject Principal Amount”), on a quarterly basis, assuming a 360-day year consisting of twelve 30-day months, at the rate equal to the sum of (x) with respect to ~~any Tranche of~~ the Series 2016-1 Class A Notes being prepaid, the yield to maturity (adjusted to a quarterly bond-equivalent basis) of the United States Treasury Security having a maturity closest to the period equal to the remaining Weighted Average Life of such ~~Tranche of~~ Series 2016-1 Class A Notes as of the relevant date of prepayment (the “Treasury Rate”) plus (y) 50 basis points (determined as of the relevant Series 2016-1 Class A Make-Whole Premium Calculation Date). For the avoidance of doubt, Class A Make-Whole Prepayment Premium shall include amounts due in accordance with the first paragraph of this clause (e).

“Remaining Scheduled Interest Payments” means, with respect to the Subject Principal Amount of the Series 2016-1 Class A Notes being prepaid, the remaining payments of the interest thereon that would be due but for the prepayment of such Subject Principal Amount from (and including) the date of such prepayment to (and excluding) the ~~relevant~~Series 2016-1 Class A Anticipated Repayment Date, assuming that the Subject Principal Amount of the ~~Offered~~Series 2016-1 Class A Notes being prepaid is applied to reduce the Class A Notes Quarterly Scheduled Principal Amount~~s with respect to the applicable prepaid Tranche~~ ratably for each remaining Quarterly Payment Date and accordingly, in determining the Remaining Scheduled Interest Payments (and resulting period over which interest payments are foregone) in respect of such Subject Principal Amount, such calculation will take into account the prepayment of the Subject Principal Amount as allocated in this manner.

Failure to pay any Class A Make-Whole Prepayment Premium on any Quarterly Payment Date (other than the Series 2016-1 Legal Final Maturity Date and any other date on which the Series 2016-1 Class A Notes must be paid in full) is not an Event of Default under the Indenture.

If the Series 2016-1 Class A Notes are accelerated or otherwise become due prior to the~~ir~~ Series 2016-1 Legal Final Maturity Date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of, and premium on, the Series 2016-1 Class A Notes that becomes due and payable shall equal 100% of the Series 2016-1 Class A Outstanding Principal Amount on such date plus the Class A Make-Whole Prepayment Premium, determined on such date as if such Series 2016-1 Class A Outstanding Principal Amount were voluntarily prepaid as of such date, and shall constitute part of the Issuers’ Obligations under the Indenture and Obligations of the Guarantors under the Guarantee and Collateral Agreement. Any Class A Make-Whole Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Noteholder as the result of the early prepayment and the Issuers agree that it is reasonable under the circumstances currently existing. The Class A Make-Whole Prepayment Premium shall also be payable in the event the Series 2016-1 Class A Notes (and/or the Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, as if such satisfaction or release were an optional prepayment of the Series 2016-1 Class A Notes so satisfied or released. THE ISSUERS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuers expressly agree (to the fullest extent they may lawfully do so) that: (A) the Class A Make-Whole Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Class A Make-Whole Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Noteholders and the Issuers giving specific consideration in this transaction for such agreement to pay the prepayment premiums; and (D) the Issuers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuers expressly acknowledge that their agreement to pay the Class A Make-Whole Prepayment Premium to Noteholders as herein described is a material inducement to Noteholders to purchase the Series 2016-1 Class A Notes.

(d) Section 3.6(f) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(f) Optional Prepayment of Series 2016-1 Class A Notes.

Subject to Section 3.6(e) and (g) of this Series Supplement, the Issuers may optionally prepay the ~~Outstanding Principal Amount of the~~ Series 2016-1 Class A ~~Notes~~Outstanding Principal Amount (an “Optional Prepayment”) in whole on any Business Day or in part on any Quarterly Payment Date (each, an “Optional Prepayment Date”), without any obligation to prepay the Notes of another Series or Tranche proportionately or otherwise, at a price equal to 100% of the aggregate principal amount of the Series 2016-1 Class A Notes prepaid plus accrued and unpaid interest, if any, to but excluding the applicable Optional ~~p~~Prepayment ~~d~~Date; provided that any such Optional Prepayment at any time before the applicable Class A Make-Whole End Date will also include the Class A Make-Whole Prepayment Premium ~~and that is specified as the Series 2016-1 Prepayment Date in the applicable Prepayment Notices~~; provided that the Issuers shall not make any Optional Prepayment pursuant to this Section 3.6(f) in a principal amount for any single prepayment of less than $5,000,000 on any Quarterly Payment Date (except that any such prepayment may be in a principal amount less than such amount if effected on the same day as any partial mandatory prepayment or repayment pursuant to this Series Supplement); provided, further, that no such Optional Prepayment may be made unless (i) the amount allocable to the ~~Class A-1~~ Series 2016-1 Class A Notes to be prepaid in accordance with the Priority of Payments on the applicable Series 2016-1 Prepayment Date is sufficient to pay the principal amount of the ~~Class A-1~~ Series 2016-1 Class A Notes to be prepaid and any Class A Make-Whole Prepayment Premium required pursuant to Section 3.6(e), in each case, payable on the relevant Series 2016-1 Prepayment Date; (ii) the amount that is allocable to the Series 2016-1 Class A Outstanding Principal Amount ~~of the Class A-1 Notes~~ to be prepaid in accordance with the Priority of Payments is sufficient to pay the Class A Notes Accrued Quarterly Interest Amount to but excluding the relevant Series 2016-1 Prepayment Date relating to the Series 2016-1 Class A Outstanding Principal Amount ~~of the Class A-1 Notes~~ to be prepaid; (iii) the Issuers shall reimburse the Back-Up Manager, the Manager and the Control Party, as applicable, for any unreimbursed Collateral Protection Advances (in each case, with interest thereon at the applicable Advance Interest Rate) and all other fees and amounts then due and owing to the Back-Up Manager, the Manager and the Control Party, as applicable; and (iv) only if such Optional Prepayment is a prepayment of the Series 2016-1 Class A Notes in whole, the Issuers shall pay all Securitization Operating Expenses and Spectrum Portfolio Maintenance Expenses payable in connection with such prepayment to the extent allocable to the Series 2016-1 Class A Notes. The Issuers may prepay the Series 2016-1 Class A~~Class A-1~~ Notes in full at any time regardless of the number of prior Optional Prepayments or any minimum payment requirement. No Optional Prepayment may be made which results in a failure to pay any ~~Class A Notes Accrued~~ Quarterly Scheduled Principal Amount ~~on any Class A Notes~~ or any Quarterly Scheduled Principal Deficiency Amount on a Quarterly Payment Date (if an Optional Prepayment is made on a Quarterly Payment Date), or the immediately succeeding Quarterly Payment Date (if an Optional Prepayment is made on any date other than a Quarterly Payment Date).

(e) Section 3.8(c) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(c) On the Change of Control Prepayment Date, the Issuers shall (jointly and severally) prepay all of the Prepayment Notes and, in connection therewith, the Issuers shall (i) accept for payment all of the Prepayment Notes that were properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee an amount equal to the Change of Control Prepayment Price in respect of all of the Prepayment Notes, ~~pro rata, based on the Outstanding Principal Amount of Prepayment Notes held by each Accepting Noteholder,~~ together with all other fees and expenses payable on the Change of Control Prepayment Date in connection with the consummation of such Change of Control Prepayment pursuant to the Indenture and the other Transaction Documents, and all amounts (including Collateral Protection Advances with interest thereon), if any, then due to the Back-Up Manager and (iii) deliver or cause to be delivered to the Trustee the Prepayment Notes properly accepted. The consummation of a Change of Control Prepayment may not result in a failure to pay any ~~Class A Notes Accrued~~ Quarterly Scheduled Principal Amount or any Quarterly Scheduled Principal Deficiency Amount in respect of any Class A Notes that are not Prepayment Notes on the Quarterly Payment Date on which such Change of Control Prepayment is made (if such Change of Control Prepayment is made on a Quarterly Prepayment Date) or on the Quarterly Payment Date immediately following the date on which such Change of Control Prepayment is made (if such Change of Control Prepayment is not made on a Quarterly Prepayment Date).

(f) The definition of “Rating Event” in Section 3.8(g) shall be amended by inserting the bold, underlined text as follows:

A “Rating Event” means any Outstanding Tranche of Class A Notes either (i) has its rating withdrawn by either Rating Agency or (ii) is rated below the lower of (A) the then-current credit ratings on such Outstanding Tranche of Class A Notes by either Rating Agency or (B) the initial credit ratings assigned to such Outstanding Tranche of Class A Notes by either Rating Agency (in each case, without negative implications) in each case from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Class A Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies as a result of, or in respect of, the applicable Change of Control); provided that (i) a Rating Event arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if any of the Rating Agencies does not announce or publicly confirm or inform the Trustee in writing at the Issuers’ or its request that the reduction in ratings was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has been consummated at the time of such Rating Event); and (ii) no Rating Event shall be deemed to have occurred if the Issuers obtain within the time periods set forth in this definition of “Rating Event” a Rating Agency Confirmation in respect of such Change of Control where, solely for purposes of determining whether a Rating Event has occurred, “Rating Agency Confirmation” means, with respect to any Outstanding Tranche of Class A Notes, a written confirmation from the Rating Agencies that such Change of Control shall not result in either (i) a withdrawal of its credit ratings on such Outstanding Tranche of Class A Notes or (ii) the assignment of credit ratings on such Outstanding Tranche of Class A Notes below the lower of (A) the then-current credit ratings on such Outstanding Tranche of Class A Notes or (B) the initial credit ratings assigned to such Outstanding Tranche of Class A Notes by such Rating Agency (in each case, without negative implications).

(g) Annex A to the Series 2016-1 Supplement shall be amended as follows:

(i) The following definitions shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

“Class A Make-Whole Prepayment Premium” has the meaning set forth in Section 3.6(e) of the Series 2016-1 Supplement. For purposes of the Base Indenture, “Class A Make-Whole Prepayment Premium” shall be deemed ~~as such for purposes of the Priority of Payments.~~to be a “Class A Make-Whole Prepayment Premium.”

“Class A Notes Accrued Quarterly Interest Amount” means, ~~for the Quarterly Allocation Date~~ with respect to ~~a~~any Quarterly ~~Collection Period and the Interest Accrual Period beginning during such Quarterly Collection Period~~Payment Date, an amount equal to the sum of~~:~~ (i) the Class A Quarterly Interest and (ii)~~(i) the amount by which (1) the Class A Quarterly Interest for such Interest Accrual Period exceeds (2) the aggregate amount previously allocated pursuant to this clause (i) and clause (ii) (to the extent such amounts under clause (ii) were allocated with respect to amounts calculated under this clause (i), without duplication) during such Quarterly Collection Period; and~~ the Class A Notes Accrued Quarterly Interest Shortfall ~~for such Quarterly Allocation Date.~~, if any. For purposes of the Base Indenture, the “Class A Notes Accrued Quarterly Interest Amount” shall be deemed to be a “Class A Notes Accrued Quarterly Interest Amount.”

“Class A Notes Accrued Quarterly Interest Shortfall” means ~~the~~, as of any date of determination, the aggregate amount, if any, ~~by which (i) the aggregate amount allocated to the Class A Notes Accrued~~of due and unpaid Class A Quarterly Interest ~~Amount with respect to the Class A Notes on~~as of the Quarterly ~~Allocation Date with respect to such Quarterly Collection Period was less than (ii) the aggregate Class A Notes Accrued Quarterly Interest Amount for all such preceding Quarterly Allocation Dates.~~Payment Date immediately prior to such date of determination; provided that if such determination relates to the amount of funds on deposit in the Class A Notes Interest Reserve Account or amount of funds to be provided under any Interest Reserve Letter of Credit for purposes of paying the Class A Notes Accrued Quarterly Interest Shortfall pursuant to Section 5.9(d) of the Base Indenture, such amount shall be the amount, if any, by which the aggregate amount allocated to the Class A Notes Quarterly Interest Amount is less than the Class A Quarterly Interest for the related Interest Accrual Period.

“Class A Quarterly Interest” means, with respect to any Interest Accrual Period, an amount equal to the ~~sum of (i) the~~ accrued interest at the Series 2016-1 Class A Note Rate on the Series 2016-1 Class A Outstanding Principal Amount, calculated based on a 360-day year of twelve 30-day months~~, and (ii) the amount of any Class A Notes Accrued~~. For purposes of the Base Indenture, the “Class A Quarterly Interest ~~Shortfall with respect to the Series 2016-1~~” shall be deemed to be a “Class A Notes~~, for the immediately preceding~~ Quarterly Interest ~~Accrual Period~~Amount.”

“Quarterly Scheduled Principal Amount” means, with respect to any Quarterly Payment Date, with respect to the Series 2016-1 Class A-1 Notes, for any Quarterly Payment Date before December 2017, zero, and for any Quarterly Payment Date on or after December 2017, $218,750,000; provided that amounts paid to the Class A Noteholders in respect of the Series 2016-1 Class A Outstanding Principal Amount (x) in respect of amounts allocated pursuant to clause (i)(B) of the Priority of Payments shall reduce the respective Quarterly Scheduled Principal Amount~~s~~ pro rata or (y) as optional prepayments pursuant to Section 3.6(f), shall reduce the respective Quarterly Scheduled Principal Amount~~s ratably based on the Outstanding Principal Amount of such optional prepayment~~pro rata. Series 2016-1 Class A Notes that are cancelled pursuant to Section 2.14 of the Base Indenture shall reduce the applicable Quarterly Scheduled Principal Amount~~s~~ ratably based on the Outstanding Principal Amount of such Series 2016-1 Class A Notes. For purposes of the Base Indenture, the Quarterly Scheduled Principal ~~Amounts~~Amount shall be deemed to be a “Scheduled Principal ~~Payments~~Payment” and a “Class A Notes Accrued Quarterly Scheduled Principal Amount.”

“Quarterly Scheduled Principal Deficiency Amount” means, as of any date of determination, the aggregate amount, if any, of due and unpaid Quarterly Scheduled Principal Amounts with respect to each Quarterly Payment Date prior to such date of determination.

(ii) The definitions of “Accrued Quarterly Scheduled Principal Shortfall Amount,” “Class A Notes Accrued Quarterly Scheduled Principal Amount” and “Series 2016-1 Class A Notes Quarterly Interest Amount” shall be deleted from Annex A in their entirety.

2. Governing Law.

THIS SERIES 2016-1 SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

3. Execution in Counterparts.

This Series 2016-1 Supplemental Indenture shall constitute an “Indenture Document” for all purposes of the Indenture and Transaction Documents. This Series 2016-1 Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Series 2016-1 Supplemental Indenture by electronic means (including email or telecopy) will be effective as delivery of a manually executed counterpart of this Series 2016-1 Supplemental Indenture.

4. No Other Changes.

Except as provided herein, the Series 2016-1 Supplement shall remain unchanged and in full force and effect, and each reference to the Series 2016-1 Supplement and words of similar import in the Series 2016-1 Supplement or in the Indenture, as amended hereby, shall be a reference to the Series 2016-1 Supplement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time. This Series 2016-1 Supplemental Indenture may be used to create a conformed amended and restated Series 2016-1 Supplement for the convenience of administration by the parties hereto.

5. Execution, Delivery and Validity.

Each of the Issuers represents and warrants to the Trustee that this Series 2016-1 Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

6. Limited Recourse.

The obligations of the Issuers hereunder are limited recourse obligations of the Issuers payable solely from the Collateral in accordance with the Priority of Payments.

7. Non-Petition.

Each party hereto hereby covenants and agrees that, at any time prior to the date which is (a) one (1) year, or (b) if longer, the applicable preference period in effect, and in case of (a) or (b) plus one (1) day following the payment in full of the latest maturing Note, it will not institute against, or join with any other Person in instituting against, any Securitization Entity any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided that nothing in this Section 7 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Securitization Entities pursuant to the Indenture or any other Transaction Document.

8. Binding Effect.

This Series 2016-1 Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Series 2016-1 Supplemental Indenture to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SPRINT SPECTRUM CO LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

SPRINT SPECTRUM CO II LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

SPRINT SPECTRUM CO III LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

[Signature Page to Supplemental Indenture to Series 2016-1 Supplement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:	/s/ Diana Vasconez
Name: Diana Vasconez
Title: Assistant Vice President

By:	/s/ William Schwerdtman
Name: William Schwerdtman
Title: Associate

[Signature Page to Supplemental Indenture to Series 2016-1 Supplement]